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                           ALLTRISTA CORPORATION NEWS
           555 THEODORE FREMD AVENUE, SUITE B302, RYE, NEW YORK 10580

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        ALLTRISTA CORPORATION TO SELL TRIANGLE, TRIENDA AND SYNERGY WORLD
                            THERMOFORMING OPERATIONS


RYE, NY -- October 15, 2001 - Alltrista Corporation (NYSE: ALC) today announced it has signed a definitive agreement with Wilbert, Inc. to sell its Triangle, TriEnda and Synergy World plastic thermoforming businesses. The Company will retain its thermoforming operation in Fort Smith, Arkansas, which produces plastic parts primarily for the appliance market. The transaction is anticipated to close in the fourth quarter and is subject to normal and customary closing conditions. The agreement calls for a payment of $21 million in cash and a $2.5 million one-year note as well as the assumption of certain identified liabilities. A $1.5 million deposit was received upon signing the agreement. The Company will record a pre-tax loss of approximately $120 million in the third quarter.

     Martin E. Franklin, Alltrista's newly elected Chairman and Chief Executive Officer said, "After a careful review of the thermoformed products operations, we concluded that a sale to Wilbert, Inc. of the thermoforming businesses acquired over the last several years would be in the best interests of shareholders. This sale divests the assets acquired by Alltrista in an ill-fated attempt to diversify from the businesses in which Alltrista excels. Wilbert is better positioned to succeed with these thermoforming assets and the divestiture will allow us to focus our efforts on creating shareholder value through the growth of our remaining businesses, where we have a long history of profitable operations and strong cash flows."

     Curtis J. Zamec, Chairman, President and Chief Executive Officer of Wilbert, Inc., stated " We see the acquisition of the thermoforming operations of Alltrista Corporation as key to Wilbert's growth in this industry and are excited at the possibilities that this combination affords."

     The thermoforming operations involved in the sale employ approximately 650 people in Iowa, Florida, Wisconsin, Tennessee and Missouri.

Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2000, and its Form 10-Q for the three and six months ended July 1, 2001.